TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS INCREASES IN PRODUCTION AND NET INCOME
FOR THE SECOND QUARTER AND FIRST HALF 2003

Denver, Colorado, August 5, 2003: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) is pleased to announce second quarter revenue of $12.7 million and net income of $4.1 million ($0.038 per share), compared with revenue of $9.7 million and net income of $1.6 million ($0.024 per share) for the same quarter in 2002. Net income for the 2003 quarter included a one-time gain of $1.9 million relating to the sale of certain securities. Excluding the one time gain, net income in the quarter increased by 41% over the second quarter in 2002. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

Gold production from the Company’s Bogoso/Prestea mine in Ghana increased in the second quarter to 36,042 ounces at a cash operating cost of $188 per ounce, and was sold for an average realized gold price of $347 per ounce. This is compared to 30,419 ounces of gold production at a cash operating cost of $173 per ounce sold and an average realized gold price of $312 per ounce in the same period in 2002.

For the first six months of 2003, the Company had record revenue of $27.8 million and record net income of $8.4 million, or $0.083 per share, compared to revenue of $19.0 million and net income of $3.0 million ($0.047 per share) for the comparable period last year.

In the first half of 2003, gold production increased to 78,398 ounces at a cash operating cost of $178 per ounce and an average realized gold price of $351 per ounce, compared to 62,064 ounces at a cash operating cost of $174 per ounce and an average realized gold price of $301 per ounce in the same period in 2002.

The improved financial results in the second quarter and first half of 2003 were primarily due to increased production and higher gold prices.

Peter Bradford, President and CEO of Golden Star commented, “We are very pleased that our operations at Bogoso/Prestea in Ghana continue to perform well, with record gold production for the first six months. However, the other good news is the progress we have made in our development and expansion plans with the favorable completion of the Wassa feasibility study and the decision to commence development. We are also preparing technical studies on the possible expansion of Bogoso/Prestea, and we continue to evaluate the Prestea Underground

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property.” Wassa is expected to produce 75,000 ounces in 2004 and 140,000 ounces in 2005 at cash operating costs of around $200 per ounce.

FINANCIAL HIGHLIGHTS

Financial results are summarized as follows:

	Quarter ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Gold shipped (ounces)	36,042	30,419	78,398	62,064
Price realized ($ per ounce)	347	312	351	301
Cash operating cost ($ per ounce) (1)	188	173	178	174
Royalties ($ per ounce)	27	22	27	21
Total cash cost ($ per ounce)	215	195	205	195
Revenues (in thousands $)	12,693	9,699	27,834	19,031
Net income (in thousands $)	4,101	1,557	8,447	3,011
Net income per share ($)	0.038	0.024	0.083	0.047
Net income per fully diluted share ($)	0.036	0.022	0.078	0.044
Average shares outstanding (in millions)	107.6	64.9	102.3	63.6
Fully diluted (in millions)	115.0	71.8	109.0	68.9
Shares outstanding, period end (in millions)	107.8	67.0	107.8	67.0

     Note 1. See note on non-GAAP measures below.

OPERATING HIGHLIGHTS

All production in the first six months of 2003 was mined from the Plant-North pit at Prestea and processed through the Bogoso processing plant. Production details are as follows:

	Quarter ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Ore mined (thousands tonnes)	502.6	586.1	1,111.3	1,227.7
Waste mined (thousands tonnes)	1,406.5	1,109.2	3,578.6	2,546.2
Tonnes milled (thousands)	459.5	561.4	1,016.1	1,103.4
Average grade milled (g/t)	3.31	2.27	3.29	2.44
Mill recovery (%)	75.5	73.2	74.8	71.7

CASH AND CASH FLOW

Cash flow from operations (before working capital changes) totaled $5.8 million during the second quarter, versus $2.2 million during the same period last year. For the first six months of 2003, cash flow totaled $12.1 million, versus $4.4 million for the 2002 period.

At June 30, 2003, cash and short-term investments were $41.2 million, up from $20.0 million at December 31, 2002.

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BOGOSO/PRESTEA

The Bogoso mill processed an average of 5,050 tonnes of ore per day, down from 6,169 tonnes in the second quarter of 2002. The tonnage decrease resulted from feed conveyor mechanical problems and slower processing due to increased amounts of transitional oxide/sulfide ore. Long-lead-time maintenance parts for the conveyor were received and the necessary repairs were made early in the third quarter.

Although a significant amount of transition ore was processed in the quarter, gold recoveries improved relative to the previous quarter and the second quarter of 2002. We expect to process proportionately less transition material for the balance of the year and to achieve recoveries closer to our target of 80%. We are also doing additional test work to better understand the metallurgical requirements for the transition material.

Cash operating costs increased to $188 per ounce in this past quarter compared to 2002’s second quarter cash operating costs of $173 per ounce, as a result of a longer haul from the higher-grade Plant-North pit, increased power costs, higher mine stripping and higher reagent usage for the transitional zone ore.

Having produced 78,398 ounces at a cash operating cost of $178 per ounce in the first half of 2003, we remain on target to produce an estimated 140,000 ounces for the full year at a cash operating cost of $185 per ounce.

EXPANSION AT BOGOSO/PRESTEA

Technical studies for the expansion of Bogoso/Prestea are underway. The Company purchased a 4,500 tonne-per-day carbon-in-leach plant for $4.3 million in July. We plan to use this plant to process oxide and non-refractory ores from Bogoso/Prestea and to complete the relocation of the plant to Bogoso/Prestea during 2004. In parallel, we plan to modify the present 6,000 tonne-per-day CIL plant at Bogoso by adding a bio-oxidation circuit to process refractory ores.

With these additions, the Bogoso/Prestea milling complex would be able to simultaneously process a wider range of ore types including both non-refractory and refractory/sulfide ore at Bogoso/Prestea, resulting in increased production and significantly simplifying our future mine scheduling. Preliminary estimates of capital costs, including the acquisition of the CIL plant, the Bogoso plant expansion and the expansion of the Bogoso/Prestea mining fleet, total about $60 million.

WASSA DEVELOPMENT PROJECT

The Wassa feasibility was completed in July, although construction on mill and processing plant foundations began earlier during the second quarter. In 2004, production will begin by milling the material on the existing heap leach pads, which will be processed through the carbon-in-leach plant, producing an estimated 75,000 ounces at cash operating costs of $211 per ounce. When mining from the open pit commences in 2005, Wassa is expected to produce 140,000 ounces annually at an average cash operating cost of about $200 per ounce. Construction and development costs at Wassa are projected at $25.5 million, with an additional $14.2 million of capital for a mining fleet expected to be acquired in 2004 and 2005.

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The permitting process is proceeding on schedule, with a public forum having been successfully held in May.

PRESTEA UNDERGROUND

The Prestea Underground is an underground mine beneath our Prestea open-pit property. The mine was put on care and maintenance in 2002 at the time of our acquisition. Golden Star’s 90% owned subsidiary has an approximate 60% managing joint venture interest in the Prestea Underground and is increasing this interest by funding exploration and development expenditures. Electronic compilation of 130 kilometers of underground workings together with old drill and channel sampling data is now 80% complete. This is the first time in Prestea’s long mining history that data from widely different sources has been placed in one comprehensive database, allowing for more constructive modeling and interpretation. An underground exploration drilling and sampling program commenced in the third quarter and is targeting zones identified in the analysis of the newly consolidated data.

EXPANSION OF GHANA LAND POSITION

During the second quarter, the Company acquired the Mampon gold property from Ashanti Goldfields Company Limited for $9.5 million. Mampon delivers approximately 234,000 ounces of additional open pit gold reserves grading in excess of 5 grams per tonne to our Bogoso/Prestea mining complex. We have also agreed to acquire from Birim Goldfields Inc. the nearby Asikuma and Mansiso exploration properties for $3.4 million plus a net smelter return royalty. The Birim transaction is subject to customary approvals from the Government of Ghana and other conditions and is expected to be completed in August. In total, the three properties deliver access to an additional 45 kilometers of the Ashanti Trend immediately north of Bogoso.

With these acquisitions, Golden Star is now the largest mining property owner on the prolific Ashanti Trend, controlling over 100 kilometers of strike length.

FUNDING OF PROJECTS

An equity offering of 8.2 million common shares to raise Cdn$32 million (approximately US$23 million) is expected to close on August 14. We plan to use the proceeds (i) to buy back the royalties and debt on the Wassa property, (ii) for exploration and development activities in Ghana, and (iii) for general corporate purposes. We currently intend that the Wassa development will be funded from current cash resources and cash flow from operations. If the technical studies on the Bogoso/Prestea expansion are favorable, the Company expects to fund the expansion from a combination of external debt financing and cash from operations.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein in any jurisdiction. The offering may be made in Canada only by means of a prospectus. The offering may be made in the United States only by the means of a prospectus and related prospectus supplement.

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COMPANY PROFILE

Golden Star holds interests in three major gold properties in Ghana, West Africa: a 90% equity interest in the Bogoso/Prestea open-pit mine, an approximate 60% equity interest in the inactive Prestea underground mine through a 90% controlled subsidiary, and a 90% equity interest in the Wassa development project. In addition, the Company has other gold exploration interests elsewhere in West Africa and in the Guiana Shield in South America. Its Bogoso/Prestea mine is expected to produce 140,000 ounces at cash operating costs of $185 per ounce in 2003.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, construction cost estimates, construction completion dates, equipment requirements, production, production commencement dates, grade, processing capacity, potential mine life, results of feasibility studies, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2002. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Measures: In this press release, the terms “total cash cost per ounce” and “cash operating cost per ounce” are used. Total cash cost per ounce is equal to mining operations expense for the period divided by the number of ounces of gold shipped during the period. Cash operating cost per ounce is equivalent to total cash cost per ounce, less production royalties. We have included cash operating cost information to provide investors with information about the cash generating capacities of our mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles (GAAP) in Canada and the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

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Consolidated Financial Statements can be found on the Form 10-Q filed with the SEC on August 4, 2003, and can be accessed through the Company’s website: gsr.com.

For further information, please contact:

GOLDEN STAR RESOURCES LTD	+1 800 553 8436
Peter Bradford, President and CEO	+1 303 894 4613
Allan Marter, Chief Financial Officer	+1 303 894 4631

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